--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)


            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)



                                (AMENDMENT NO. 1)


                                Geokinetics Inc.
                 ----------------------------------------------
                                (Name of Issuer)


                                  Common Stock
                 ----------------------------------------------
                         (Title of Class of Securities)


                                    372910307
                 ----------------------------------------------
                                 (CUSIP Number)


                                  June 12, 2008
                 ----------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   [ ]   Rule 13d-1(b)
   [X]   Rule 13d-1(c)
   [ ]   Rule 13d-1(d)

--------------------------------------------------------------------------------

 *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

--------------------------------------------------------------------------------

--------------------                                      ----------------------
 CUSIP NO. 372910307                13G                      PAGE 2 OF 9 PAGES
--------------------                                      ----------------------

--------------------------------------------------------------------------------

  1       NAME OF REPORTING PERSON:
          Andreeff Equity Advisors, L.L.C.
--------------------------------------------------------------------------------

  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)  [ ]
                                                                (b)  [X]

--------------------------------------------------------------------------------

  3       SEC USE ONLY

--------------------------------------------------------------------------------

  4       CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

--------------------------------------------------------------------------------

                          5     SOLE VOTING POWER
      NUMBER OF
       SHARES           --------------------------------------------------------
    BENEFICIALLY          6     SHARED VOTING POWER
        OWNED                   2,010,406
         BY             --------------------------------------------------------
        EACH              7     SOLE DISPOSITIVE POWER
      REPORTING
       PERSON           --------------------------------------------------------
        WITH:             8     SHARED DISPOSITIVE POWER
                                2,010,406

--------------------------------------------------------------------------------

 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,010,406

--------------------------------------------------------------------------------
 10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------

 11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          19.3%

--------------------------------------------------------------------------------

 12       TYPE OF REPORTING PERSON*
          IA, PN

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------                                      ----------------------
 CUSIP NO. 372910307                13G                      PAGE 3 OF 9 PAGES
--------------------                                      ----------------------

--------------------------------------------------------------------------------

  1       NAME OF REPORTING PERSON:
          Dane Andreeff
--------------------------------------------------------------------------------

  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)  [ ]
                                                                (b)  [X]

--------------------------------------------------------------------------------

  3       SEC USE ONLY

--------------------------------------------------------------------------------

  4       CITIZENSHIP OR PLACE OF ORGANIZATION
          Canada

--------------------------------------------------------------------------------

                          5     SOLE VOTING POWER

      NUMBER OF         --------------------------------------------------------
       SHARES             6     SHARED VOTING POWER
    BENEFICIALLY                2,010,406
        OWNED
         BY             --------------------------------------------------------
        EACH              7     SOLE DISPOSITIVE POWER
      REPORTING
       PERSON          --------------------------------------------------------
        WITH:             8     SHARED DISPOSITIVE POWER
                                2,010,406

--------------------------------------------------------------------------------

 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,010,406

--------------------------------------------------------------------------------
 10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------

 11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          19.3%

--------------------------------------------------------------------------------

 12       TYPE OF REPORTING PERSON*
          IN, HC

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------                                      ----------------------
 CUSIP NO. 372910307                13G                      PAGE 4 OF 9 PAGES
--------------------                                      ----------------------

--------------------------------------------------------------------------------

  1       NAME OF REPORTING PERSON:
          Maple Leaf Partners, L.P.
--------------------------------------------------------------------------------

  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)  [ ]
                                                                (b)  [X]

--------------------------------------------------------------------------------

  3       SEC USE ONLY


--------------------------------------------------------------------------------

  4       CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

--------------------------------------------------------------------------------
                          5     SOLE VOTING POWER

                        --------------------------------------------------------
      NUMBER OF
       SHARES             6     SHARED VOTING POWER
    BENEFICIALLY                913,336
        OWNED
         BY            --------------------------------------------------------
        EACH              7     SOLE DISPOSITIVE POWER
      REPORTING
       PERSON          --------------------------------------------------------
        WITH:             8     SHARED DISPOSITIVE POWER
                                913,336

--------------------------------------------------------------------------------

 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          913,336

--------------------------------------------------------------------------------

 10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------

 11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          8.8%

--------------------------------------------------------------------------------
 12       TYPE OF REPORTING PERSON*
          PN

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------                                      ----------------------
 CUSIP NO. 372910307                13G                      PAGE 5 OF 9 PAGES
--------------------                                      ----------------------

--------------------------------------------------------------------------------

  1       NAME OF REPORTING PERSON:
          Maple Leaf Offshore, Ltd.
--------------------------------------------------------------------------------

  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)  [ ]
                                                                (b)  [X]

--------------------------------------------------------------------------------

  3       SEC USE ONLY

--------------------------------------------------------------------------------

  4       CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands

--------------------------------------------------------------------------------

                          5     SOLE VOTING POWER
                        --------------------------------------------------------
      NUMBER OF
       SHARES             6     SHARED VOTING POWER
    BENEFICIALLY                942,327
        OWNED
         BY            --------------------------------------------------------
        EACH              7     SOLE DISPOSITIVE POWER
      REPORTING
       PERSON          --------------------------------------------------------
        WITH:             8     SHARED DISPOSITIVE POWER
                                942,327

--------------------------------------------------------------------------------

 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          942,327

--------------------------------------------------------------------------------

 10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*[ ]

--------------------------------------------------------------------------------

 11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          9.1%

--------------------------------------------------------------------------------

 12       TYPE OF REPORTING PERSON*
          CO

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------                                      ----------------------
 CUSIP NO. 372910307                13G                      PAGE 6 OF 9 PAGES
--------------------                                      ----------------------

--------------------------------------------------------------------------------

  1       NAME OF REPORTING PERSON:
          Maple Leaf Capital I, L.L.C.
--------------------------------------------------------------------------------

  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)  [ ]
                                                                (b)  [X]

--------------------------------------------------------------------------------

  3       SEC USE ONLY

--------------------------------------------------------------------------------

  4       CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

--------------------------------------------------------------------------------

                          5     SOLE VOTING POWER

                        --------------------------------------------------------
      NUMBER OF
       SHARES             6     SHARED VOTING POWER
    BENEFICIALLY                1,062,486
        OWNED
         BY            --------------------------------------------------------
        EACH              7     SOLE DISPOSITIVE POWER
      REPORTING
       PERSON          --------------------------------------------------------
        WITH:             8     SHARED DISPOSITIVE POWER
                                1,062,486

--------------------------------------------------------------------------------

 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,062,486

--------------------------------------------------------------------------------

 10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


--------------------------------------------------------------------------------

 11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          10.2%

--------------------------------------------------------------------------------

 12       TYPE OF REPORTING PERSON*
          PN, HC

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------                                      ----------------------
 CUSIP NO. 372910307                13G                      PAGE 7 OF 9 PAGES
--------------------                                      ----------------------


ITEM 1(a).      NAME OF ISSUER:

                Geokinetics Inc.

ITEM 1(b).      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                 1500 City West Blvd., Suite 800
                 Houston, TX  77042

ITEM 2(a).      NAME OF PERSON FILING:

                This Schedule 13G is being filed on behalf of the following persons (the "Reporting Persons"):

                  (i)   Andreeff Equity Advisors, L.L.C. ("AEA")
                 (ii)   Dane Andreeff
                 (iii)  Maple Leaf Partners, L.P. ("Partners")
                 (iv)   Maple Leaf Offshore, Ltd. ("Offshore")
                  (v)   Maple Leaf Capital I, L.L.C. ("Capital")

ITEM 2(b).      ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                The principal business office of the Reporting Persons filing this Schedule 13G is located at 140 East St. Lucia Lane, Santa Rosa Beach, FL 32459.

ITEM 2(c).      CITIZENSHIP:

                  (i)   AEA:           a Delaware limited liability company
                 (ii)   Dane Andreeff: Canada
                 (iii)  Partners:      a Delaware limited partnership
                 (iv)   Offshore:      a Cayman Islands company
                  (v)   Capital:       a Delaware limited liability company

ITEM 2(d).      TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e).      CUSIP NUMBER:

                  372910307

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------                                      ----------------------
 CUSIP NO. 372910307                13G                      PAGE 8 OF 9 PAGES
--------------------                                      ----------------------


ITEM 3.        IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b)
OR (c) CHECK WHETHER THE PERSON FILING IS:    ONE OF THE FOLLOWING

               Not applicable.

ITEM 4.        OWNERSHIP:

               The information in items 1 and 5 through 11 on the cover pages (pp. 2-6) on this Schedule 13G is hereby incorporated by reference.


ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities check the following. [ ]

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

               Mr. Andreeff is the Managing Member of AEA and Capital. AEA is the Investment Adviser and Capital is the General Partner of Partners, which owns greater than 5% of the issuer's securities. AEA is the Investment Adviser and Capital is the General Partner to the following limited partnerships, each of which owns less than 5% of the issuer's securities:

                (i)   Maple Leaf Partners I, L.P.
                (ii)  Maple Leaf Discovery, L.P.
                (iii) Maple Leaf Discovery I, L.P.

               AEA is the Investment Adviser of Maple Leaf Discovery Offshore, Ltd. and Maple Leaf Offshore, Ltd., the latter of which owns greater than 5% of the issuer's securities. Mr. Andreeff is the Director of Maple Leaf Discovery Offshore, Ltd. and Maple Leaf Offshore, Ltd.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP:

                Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP:

                Not applicable.

--------------------------------------------------------------------------------

--------------------                                      ----------------------
 CUSIP NO. 372910307                13G                      PAGE 9 OF 9 PAGES
--------------------                                      ----------------------


ITEM 10.        CERTIFICATION

                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

 Dated:     August 18, 2008


                       /s/ Dane Andreeff
                  _________________________________
                        Dane Andreeff *


                  ANDREEFF EQUITY ADVISORS, L.L.C.*
                  By:  Dane Andreeff



                      /s/ Dane Andreeff
                  ________________________________
                  Name:  Dane Andreeff
                  Title: Managing Member


                  MAPLE LEAF CAPITAL I, L.L.C.*
                  By:  Dane Andreeff


                     /s/ Dane Andreeff
                  ________________________________
                  Name:  Dane Andreeff
                  Title: Managing Member


                  MAPLE LEAF PARTNERS, L.P.*
                  By:  Dane Andreeff


                      /s/ Dane Andreeff
                  ________________________________
                  Name:  Dane Andreeff
                  Title: Managing Member of its General Partner


                  MAPLE LEAF OFFSHORE, LTD.*
                  By:  Dane Andreeff


                    /s/ Dane Andreeff
                  ________________________________
                  Name:  Dane Andreeff
                  Title: Director

* THE REPORTING PERSONS DISCLAIM BENEFICIAL OWNERSHIP IN THE SHARES REPORTED HEREIN EXCEPT TO THE EXTENT OF THEIR PECUNIARY INTEREST THEREIN.